EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Plug Power Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-90275, 333-90277, and 333-72734), and Form S-3 (Nos. 333-109737 and 333-117358) of Plug Power Inc. and subsidiaries (a development stage enterprise), of our reports dated March 15, 2006, with respect to the consolidated balance sheets of Plug Power Inc. and subsidiaries (a development stage enterprise) as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006, annual report on Form 10-K of Plug Power Inc.

Our report on the consolidated financial statements refers to the consolidated statements of operations, stockholders’ equity, and cash flows for the period June 27, 1997 (inception) to December 31, 2006 which include amounts for the period from June 27, 1997 (inception) to December 31, 1997, and for each of the years in the three-year period ending December 31, 2000, which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period June 27, 1997 through December 31, 2000, is based solely on the report of other auditors. Our report on the consolidated financial statements also includes an explanatory paragraph regarding the Company’s adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment, effective January 1, 2006.

Albany, New York

March 15, 2007